UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COMMUNITY BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY BANCSHARES, INC.

68149 Highway 231 South

P.O. Box 1000

Blountsville, Alabama 35031

May 28, 2004

TO THE STOCKHOLDERS OF

COMMUNITY BANCSHARES, INC.:

You are cordially invited to attend the 2004 Annual Meeting (the “Annual Meeting”) of Stockholders of Community Bancshares, Inc. (the “Company”) to be held on Thursday, June 24, 2004, at 10:00 a.m., Central Time, at the Main Clubhouse at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama.

At the Annual Meeting, you will be asked to consider and vote upon:

(1)	The election of Messrs. Glynn C. Debter and John J. Lewis, Jr. as Class II directors of the Company to serve until the Company’s 2007 Annual Meeting of Stockholders;

(2)	The removal of Mr. Kennon R. Patterson, Sr. as a Class III director of the Company; and

(3)	The transaction of such other business, and consideration of such other matters, as may properly come before the Annual Meeting or any reconvened meeting following an adjournment thereof.

Information relating to the Company, the Annual Meeting and the proposals described above is set forth in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully review these documents, and to review our 2003 Annual Report to Stockholders, which accompanies the attached Proxy Statement.

Please sign, date and mark the enclosed proxy card and return it in the enclosed postage-prepaid envelope to ensure that your shares of the Company’s common stock are properly voted at the Annual Meeting, even if you intend to attend the Annual Meeting in person. Voting your shares by proxy will not in any way limit your rights to vote your shares in person or to attend the Annual Meeting. If you deliver a completed proxy card, but you are able to attend the Annual Meeting, you may revoke your proxy and re-cast your votes by voting in person at the Annual Meeting or by following the revocation procedures described in the enclosed Proxy Statement.

We are enthusiastic about our future, and we appreciate your continued support. We very much look forward to seeing you at the Annual Meeting on June 24th.

If you have any questions about the attached Proxy Statement or the Annual Meeting, please contact us at (205) 429-1001.

Sincerely yours,

/s/ PATRICK M. FRAWLEY

Patrick M. Frawley Chairman, Chief Executive Officer and President

COMMUNITY BANCSHARES, INC.

68149 Highway 231 South

P.O. Box 1000

Blountsville, Alabama 35031

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 24, 2004

TO THE STOCKHOLDERS OF

COMMUNITY BANCSHARES, INC.:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting (the “Annual Meeting”) of Stockholders of Community Bancshares, Inc. (the “Company”) will be held on Thursday, June 24, 2004, at 10:00 a.m., Central Time, at the Main Clubhouse at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama, for the following purposes:

1.	To elect Messrs. Glynn C. Debter and John J. Lewis, Jr. as Class II directors to serve until the Company’s 2007 Annual Meeting of Stockholders;

2.	To remove Mr. Kennon R. Patterson, Sr. as a Class III director of the Company; and

3.	To transact such other business, and consider such other matters, as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

Your attention is directed to the attached Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting.

Only stockholders of record at the close of business on May 24, 2004 are entitled to notice of and to vote at the Annual Meeting or any reconvened meeting following any adjournment thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign, and return the enclosed proxy card to us in the accompanying envelope. The proxy may be revoked by the person executing the proxy card by filing with the Company an instrument of revocation or a duly executed proxy card bearing a later date, or by electing to vote in person at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting and for a period of ten days prior thereto at the Company’s executive offices in Blountsville, Alabama.

Your vote is very important to us. If you need assistance in completing your proxy card, please contact us at (205) 429-1001.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ WILLIAM H. CAUGHRAN

William H. Caughran
Secretary

Blountsville, Alabama

May 28, 2004

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD TO US.

COMMUNITY BANCSHARES, INC.

68149 Highway 231 South

P.O. Box 1000

Blountsville, Alabama 35031

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 24, 2004

INTRODUCTION

General

This Proxy Statement is furnished to stockholders of Community Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2004 Annual Meeting of Stockholders and at any reconvened meeting following any adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 24, 2004, at 10:00 a.m., Central Time, at the Main Clubhouse at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama. The Annual Meeting is being held to consider and vote upon (i) the election of two Class II directors to serve until the Company’s 2007 Annual Meeting of Stockholders, (ii) the removal of Mr. Kennon R. Patterson, Sr. as a Class III director, and (iii) such other business and other matters as may properly come before the Annual Meeting. These proposals are described in greater detail elsewhere in this Proxy Statement.

The Board of Directors presently is not aware of any other business to be submitted to a vote of the stockholders at the Annual Meeting other than the matters described in this Proxy Statement. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (the “SEC”), the persons named as proxies on the enclosed proxy card will have discretionary authority to vote in their judgment on any proposals presented by stockholders for consideration at the Annual Meeting that were submitted to the Company after May 10, 2004, which is the date that is 45 days prior to the one-year anniversary of the date that the 2003 Proxy Statement was mailed to the stockholders. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting.

This Proxy Statement is dated May 28, 2004 and is first being mailed to stockholders of the Company on or about May 28, 2004. A copy of the Company’s 2003 Annual Report to Stockholders (the “Annual Report”) accompanies this Proxy Statement. Stockholders of the Company may receive additional copies of these documents by making a written request to Mr. William H. Caughran, Secretary, Community Bancshares, Inc., 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031.

Record Date

The Company’s Board of Directors has fixed the close of business on May 24, 2004 as the record date (the “Record Date”) for the determination of the Company’s stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on May 24, 2004, there were approximately 8,376,746 shares of the Company’s common stock, $.10 par value per share (“Common Stock”), issued and outstanding, which were held by approximately 2,320 stockholders of record. The Company’s stock transfer books will not be closed and shares of Common Stock may be transferred subsequent to the Record Date; however, all votes must be cast in the names of stockholders of record as of the Record Date.

Voting and Revocability of Proxies

Each holder of record of the Company’s Common Stock, as of the close of business on May 24, 2004, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote on each proposal for each share of Common Stock held as of such date. If the enclosed proxy card is properly executed and received by the Company before or at the Annual Meeting, and is not revoked, then the shares of Common Stock represented thereby will be voted as specified in the proxy by the persons designated in such proxy. If no specification is made in the proxy, then shares of Common Stock represented by the proxy will be voted (i) “FOR” the election of the nominees for directors listed in the accompanying Notice of Annual Meeting of Stockholders, (ii) “FOR” the removal of Mr. Kennon R. Patterson, Sr. as a Class III director of the Company, and (iii) in accordance with the recommendation of the Board of Directors as to any other matters which may properly come before the Annual Meeting.

A stockholder who completes and delivers a proxy card may revoke the proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed to Mr. William H. Caughran, Secretary, Community Bancshares, Inc., 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031.

Solicitation of Proxies

This solicitation is made by the Board of Directors of the Company. The Board of Directors urges that you execute and return the enclosed proxy card as soon as possible and recommends that the shares of Common Stock represented by the proxy be voted “FOR” approval of Proposal 1 and Proposal 2.

The Company will bear the costs associated with this solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying Annual Report. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph.

Quorum and Voting Requirements

The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Annual Meeting. Under the Delaware General Corporation Law (“DGCL”) and the Company’s Bylaws, the presence in person or by proxy of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter (an “abstention”) or whether a broker with discretionary authority fails to exercise its discretionary voting authority (a “broker non-vote”) with respect to any particular matter. Abstentions will in effect count as votes against approval of actions to be taken at the Annual Meeting other than election of directors. Broker non-votes will not have an effect on the outcome of the election of directors or approval of any other action the Company is aware is to be taken at the Annual Meeting.

As to Proposal 1, the directors standing for election must be elected by a “plurality” of the votes cast at the Annual Meeting. This means that Proposal 1 will be approved only if the holders of a majority of the shares of Common Stock entitled to vote and actually voting at the Annual Meeting vote in favor of Proposal 1.

As to Proposal 2, the removal of Mr. Kennon R. Patterson, Sr. must be approved by the affirmative vote of the greater of (i) a majority of the total number of outstanding shares of the Company’s Common Stock entitled to vote at an election of directors, as required by the DGCL, and (ii) 80% of the outstanding shares of the Company’s Common Stock that are present, in person or by proxy, at the Annual Meeting, as required by the Company’s Certificate of Incorporation.

Any other action to be taken at the Annual Meeting must be approved by the vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, unless otherwise provided in the Company’s Certificate of Incorporation or Bylaws or by the DGCL.

Adjournment

In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum and reconvene the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

General

The Certificate of Incorporation and Bylaws of the Company provide for a classified Board of Directors consisting of three classes, with the three-year term of office of each class expiring in successive years, and for the number of directors to be fixed from time to time by the vote of the directors. The current number of directors has been fixed at nine.

The terms of the Class II directors expire at the Annual Meeting. The terms of the Class III and Class I directors will expire in 2005 and 2006, respectively. Each of the Class II directors elected at the Annual Meeting will serve a three-year term expiring at the 2007 Annual Meeting of Stockholders and until his respective successor is elected and qualified. A director of the Company is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

At this time, the Company would like to publicly express its sincere appreciation to Messrs. Loy D. McGruder and Merritt M. Robbins for their years of service to the Company. Messrs. McGruder and Robbins resigned as directors effective May 1, 2004.

In addition, by letter dated November 11, 2003, Mr. Kennon R. Patterson, Sr. informed the Company that he was taking a leave of absence from the Company’s Board of Directors until the charges in an indictment against him are resolved, and that he would not seek or accept a new term as a director of the Company if his current term expired before the final disposition of the indictment.

As a result of the resignations of Messrs. McGruder and Robbins, the Company’s Board of Directors presently has one unfilled vacancy. In addition, if Mr. Patterson is removed from the Company’s Board of Directors, and assuming that the Company’s stockholders elect Messrs. Debter and Lewis as Class II directors, in each case as proposed by this Proxy Statement, the Company will have two unfilled vacancies. The Company presently is working to identify and consider appropriately qualified individuals to fill these vacancies.

Election of Directors

The Board of Directors has nominated Messrs. Glynn C. Debter and John J. Lewis, Jr. for election as Class II directors, based upon the recommendation of the Nominating Committee. Messrs. Debter and Lewis are currently serving as Class II directors whose terms will expire at the Annual Meeting. Mr. Debter was first elected as a director at the 1996 Annual Meeting of Stockholders and Mr. Lewis was first elected as a director at the 1997 Annual Meeting of Stockholders.

Information Relating to Directors, Executive Officers and Nominees

The following table sets forth, as to each director or nominee, (i) his or her name; (ii) his or her age at May 10, 2004; (iii) the date he or she was first elected as a director; (iv) a description of the positions he or she holds with the Company and each of its subsidiaries; and (v) his or her principal occupation during the past five years. Additional information relating to the directors, executive officers and nominees may be found below under the captions “Ownership of Common Stock by Directors, Executive Officers and Certain Beneficial Owners,” “Executive Compensation,” “Certain Relationships and Related Transactions” and “Legal Proceedings.”

Nominees for Class II Director with Terms Expiring in 2007

Name, Age and Positions Held with the Company and Subsidiaries	Director of Company Since	Principal Occupation During Past Five Years

Glynn C. Debter (69) Director of Community Bancshares, Inc., Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	1996	Owner-operator of Debter Farms (cattle breeding) Horton, Alabama

John J. Lewis, Jr. (56) Director of Community Bancshares, Inc., Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	1997	Production Planning Manager for Tyson Foods, Inc. (food processing) Blountsville, Alabama

Current Class III Directors with Terms Expiring in 2005

Kenneth K. Campbell (59) Director of Community Bancshares, Inc., Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	2003	(Retired) President of Birmingham Communications and Electronics, Inc. (wireless telephone) Birmingham, Alabama

Patrick M. Frawley (52) Chairman, President and Chief Executive Officer of Community Bancshares, Inc., Chairman and Chief Executive Officer of Community Bank, Chairman of 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	2003	Chairman, President and Chief Executive Officer of Community Bancshares, Inc.(2003 – Present); Chairman and Chief Executive Officer of Community Bank (2003 – Present) Senior Vice President of Community Bank (2002 – 2003); Director of Regulatory Relations for Bank of America (1991 – 2002)

Kennon R. Patterson, Sr. (61) Director of Community Bancshares, Inc.	1983	Chairman, President and Chief Executive Officer of Community Bancshares, Inc. (1985 – 2003); Chairman and Chief Executive Officer of Community Bank (1993 – 2003)

Current Class I Directors with Terms Expiring in 2006

Name, Age and Positions Held with the Company and Subsidiaries	Director of Company Since	Principal Occupation During Past Five Years

Roy B. Jackson (69) Director of Community Bancshares, Inc., Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	1999	(Retired) Owner of Jackson Farm & Garden Center Minor Hill, Tennessee

Stacey W. Mann (51)

Director of Community Bancshares, Inc., Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp., Southern Select Insurance, Inc. and Community Funding Corporation

	2003 (1)	President and Chief Operating Officer of Community Bank (2003 – Present); Executive Vice President and Chief Operating Officer of Community Bank (2001 – 2003); Area Executive Vice President of Community Bank (1997 – 2001)

Jimmie A. Trotter (66) Director of Community Bancshares, Community Bank, 1st Community Credit Corporation, Community Appraisals, Inc., Community Insurance Corp. and Southern Select Insurance, Inc.	2000	(Retired) Principal of Mortimer Jordan High School Morris, Alabama

(1)	Mr. Mann was previously a director of the Company during 1997 and 1998 and again from June 2001 through February 2002.

Recommendation and Required Vote

Proposal 1, relating to the election of nominees as directors, requires the affirmative vote of the holders of shares of common stock representing a “plurality” of the votes cast at the Annual Meeting at which a quorum is present to be approved. This means that, to be approved, Proposal 1 must receive the affirmative votes of the holders of a majority of the shares of Common Stock entitled to vote and actually voting at the Annual Meeting. The persons named in the enclosed proxy card will vote for the election of the nominees unless authority to vote for one or more nominees is withheld. Each nominee has consented to serve as a director if elected. However, if prior to the Annual Meeting, any person proposed for election as a director is unavailable to serve or for good cause cannot serve, the shares of all valid proxies may be voted for the election of such substitute as the members of the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE COMPANY.

PROPOSAL 2 – REMOVAL OF A DIRECTOR

General

The Company proposes to remove Mr. Kennon R. Patterson, Sr., a Class III director whose term does not otherwise expire until the Company’s 2005 Annual Meeting of Stockholders. Under the DGCL, a director of a corporation is required to act in good faith and in a manner that the director reasonably believes to be in or not opposed to the best interests of the corporation. Pursuant to the Company’s Certificate of Incorporation and the DGCL, a director of the Company may be removed from office prior to the expiration of his term only for cause. “Cause” is defined in the Certificate of Incorporation to mean “the director’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to” the Company. For the reasons stated below, the Company’s Board of Directors believes that Mr. Patterson did not fulfill his duties to the Company and that there is sufficient cause for his removal.

On January 21, 2003, Mr. Patterson, who at that time was serving as Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Community Bank, requested that the Board of Directors of Community Bank release a second mortgage on his property securing a real estate loan to Mr. Patterson of approximately $5.1 million. The value of the second mortgage was approximately $3.0 million based on financial statements and appraisals provided by Mr. Patterson. The reason Community Bank obtained the second mortgage in June 2002 was in response to regulatory concerns that the $5.1 million loan to Mr. Patterson presented a greater than normal risk of loss to Community Bank. The Board of Directors of Community Bank agreed to release the mortgage only on the condition that the action not conflict with certain regulatory requirements applicable to Community Bank and that it be consistent with Community Bank’s practice for similarly situated loans.

On January 22, 2003, Mr. Patterson caused two mortgage releases to be executed and recorded which, due to an error in the legal description, purported to release Community Bank’s first and second mortgages. On January 23, 2003, at a regulatory meeting in Atlanta, Georgia, certain of the Company’s directors and officers attending the meeting learned that Mr. Patterson had on January 20, 2003 filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code and had failed to inform the Company’s directors of that action the next day when he requested a release of the mortgage. On January 27, 2003, the Boards of Directors of the Company and Community Bank terminated Mr. Patterson’s employment. The directors have also been informed that the condition they imposed on the release of the collateral was not satisfied, in that the collateral release was considered to be a violation of regulatory requirements applicable to Community Bank. On February 6, 2003, the Board of Directors of the Company, acting as the sole shareholder of the Bank, removed Mr. Patterson as a director of Community Bank.

The Board of Directors of the Company considers Mr. Patterson’s (i) concealment of his bankruptcy filing at the time he requested a release of collateral on his substantial loan, (ii) recording of the mortgage release without satisfying the condition for the release imposed by the Board of Directors, causing Community Bank to be in violation of regulatory requirements, and (iii) attempted release of both mortgages, potentially leaving Community Bank unsecured on a substantial loan, to individually and collectively constitute willful dishonesty towards, fraud upon, and/or deliberate injury or attempted injury to the Company within the meaning of the Certificate of Incorporation and the DGCL.

On May 20, 2003, the Federal Deposit Insurance Corporation (the “FDIC”) instituted proceedings to determine whether Mr. Patterson should be (i) required to make restitution of approximately $1.4 million to Community Bank for breach of fiduciary duty as an officer and director of Community Bank, and (ii) prohibited from further participation in the conduct of the affairs of Community Bank or any other FDIC-insured bank without prior regulatory approval. The FDIC also notified Mr. Patterson of its intention to assess against him a civil money penalty of $1.4 million. It is the Company’s understanding that Mr. Patterson will have an opportunity to contest these actions by the FDIC.

On October 29, 2003, a Federal grand jury returned a 25-count indictment against Mr. Patterson for bank fraud, conspiracy, misapplication of bank funds, false statements to a financial institution, false entries in books and records of a financial institution, money laundering and filing false tax returns. The Board of Directors considers the actions of Mr. Patterson giving rise to the Federal indictment to constitute willful dishonesty towards, fraud upon, and/or deliberate injury or attempted injury to the Company.

By letter dated November 14, 2003, Mr. Patterson informed the Company that he was taking a leave of absence from the Company’s Board of Directors until the charges in the indictment are resolved and that he would not seek or accept a new term as director of the Company if his current term expired before final disposition of the indictment.

Recommendation and Required Vote

Proposal 2, relating to the removal of Mr. Kennon R. Patterson, Sr. as a Class III director of the Company, requires the approval of the affirmative vote of the greater of (i) a majority of the total number of outstanding shares of the Company’s Common Stock entitled to vote at an election of directors, as required by the DGCL, and (ii) 80% of the outstanding shares of the Company’s Common Stock that are present, in person or by proxy, at the Annual Meeting, as required by the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REMOVAL OF

MR. KENNON R. PATTERSON, SR. AS A CLASS III DIRECTOR OF THE COMPANY.

ADDITIONAL INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND COMMITTEES

Board Meetings and Director Attendance

The Board of Directors of the Company held 11 meetings during 2003. During 2003, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which they were members, except for Mr. Kennon R. Patterson, Sr., who attended less than 75% of the meetings of the Board of Directors that were held prior to the date he took a leave of absence. Seven of the Company’s ten directors attended the 2003 Annual Meeting of Stockholders. Messrs. Kennon R. Patterson, Sr., Kennon R. Patterson, Jr., whose term expired at the 2003 Annual Meeting of Stockholders, and Merritt M. Robbins were the three directors that did not attend the Company’s 2003 Annual Meeting of Stockholders. The Company does not have a formal policy on director attendance at its Annual Meetings of Stockholders, but strongly encourages its directors to attend the Annual Meetings of Stockholders and all meetings of the Board and committees on which the directors serve.

Committees

To assist it in its work, the Board of Directors has the following standing committees: Executive Committee, Nominating Committee, Executive Compensation Committee, ESOP and Pension Plan Administrative Committee, and Audit Committee.

Audit Committee. The members of the Audit Committee are Messrs. Kenneth K. Campbell (Chairman), Glynn C. Debter, Roy B. Jackson, John J. Lewis, Jr. and Jimmie A. Trotter, all of whom are independent directors as defined in The Nasdaq Stock Market’s (“Nasdaq”) and the SEC’s rules and regulations. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, which is attached as Exhibit A to this Proxy Statement. These responsibilities include reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are properly performed. The Audit Committee appoints the independent auditors, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s responses thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and the results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors. This committee met two times during 2003. Under the Audit Committee’s Charter, adopted during the fourth quarter of, 2003, the Audit Committee is required to meet at least quarterly, and, to date, it has met once in 2004.

Executive Compensation Committee. The members of the Executive Compensation Committee are Messrs. Glynn C. Debter (Chairman), John J. Lewis, Jr. (Vice Chairman), and Roy B. Jackson, all of whom are independent directors as defined in Nasdaq’s and the SEC’s rules and regulations. The Executive Compensation Committee has not adopted a written charter. The Executive Compensation Committee reviews the compensation of all officers of the

Company and its subsidiaries, administers the Company’s executive compensation program, and recommends to the Board the compensation for the Chief Executive Officer and the other named executive officers. For additional information, see the material contained in this Proxy Statement under the captions “Executive Compensation” and “Executive Compensation Committee Report.” The Executive Compensation Committee met one time during 2003.

Nominating Committee. The members of the Nominating Committee are Messrs. Roy B. Jackson (Chairman), Kenneth K. Campbell (Vice Chairman) and Stacey W. Mann. Each of the members except for Mr. Mann are independent directors as defined in Nasdaq’s and the SEC’s rules and regulations. The Nominating Committee has not adopted a written charter. The purpose of this committee is to identify individuals who are qualified to become members of the Board of Directors of the Company and recommend the nominees to the Board of Directors for consideration at the next Annual Meeting of Stockholders. Procedures whereby individual stockholders can submit recommendations of persons to be considered for nomination as a director of the Company and the Company’s process for nominating directors are described below under the caption “Director Nomination Process.” The Nominating Committee met one time in 2003.

Executive Committee. The members of the Executive Committee are Messrs. Patrick M. Frawley (Chairman), John J. Lewis, Jr. (Vice Chairman), Kenneth C. Campbell, Glynn C. Debter, Roy B. Jackson, Stacey W. Mann and Jimmie A. Trotter. This committee has the authority, to the extent permitted by law and the Company’s Certificate of Incorporation and Bylaws, to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company. This committee met 15 times during 2003.

ESOP and Pension Plan Administrative Committee. The members of the ESOP and Pension Plan Administrative Committee are Messrs. Patrick M. Frawley (Chairman), John J. Lewis, Jr. (Vice Chairman) and Jimmie A. Trotter. This Committee administers the Company’s pension plan and employee stock ownership plan. This committee held two meetings in 2003.

Independent Directors; Executive Sessions

The Company’s Board of Directors has affirmatively determined that each of Messrs. Kenneth K. Campbell, Glynn C. Debter, Roy B. Jackson, John J. Lewis, Jr. and Jimmie A. Trotter are “independent” directors within the meaning of Nasdaq’s and the SEC’s rules and regulations. In addition to the meetings of the Company’s Board of Directors, and the committees thereof, the Company’s independent directors may from time to time meet in “executive session” – meaning that none of the Company’s officers or other directors are present – to discuss Company business. Any independent director may call an executive session of the independent directors at any time.

Director Nomination Process

The Nominating Committee reviews and makes recommendations to the Board of Directors regarding the composition, size and organization of the Board so that the Board consists of members with the proper expertise, skills, attributes and professional and personal backgrounds needed by the Company. The Nominating Committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. However, the Directors Policy adopted by the Board of Directors contains a number of provisions limiting service as a director. The Nominating Committee would not nominate an individual whose service as a director would violate any of the following provisions of the Directors Policy:

•	the mandatory retirement age of 72;

•	the director’s health, business or conflicts of interest must not prevent the director from performing the normal, usual and customary responsibilities of a director;

•	the director’s personal financial situation must not erode public confidence in the director’s ability to effectively manage a financial institution;

•	extensions of credit by Community Bank to the director or the director’s affiliates must not be classified substandard or lower for more than 90 days;

•	the director must not be engaged in litigation adverse to the Company or its affiliates; and

•	transactions between the director and the Company must be arm’s-length and on terms no more favorable to the director than a similar transaction with an independent third party.

The Nominating Committee has no specifically defined process for identifying and evaluating nominees. Historically, candidates for Board membership have been identified and recommended by current Board members and have usually served as advisory directors of Community Bank in the communities in which Community Bank has offices.

The Company may from time to time engage a third party to identify or evaluate, or assist in identifying or evaluating, potential nominees. During 2003, the Company did not pay a fee to any third party for such service. The Nominating Committee will consider candidates suggested by current directors and executive officers, stockholders and third party search firms, if employed.

A stockholder may recommend a director nominee if the stockholder has continuously held for at least one year prior to the submission of a recommendation at least $2,000 in market value or one percent of the Company’s stock entitled to vote for the election of directors. A stockholder must submit the name and qualifications of the candidate that the stockholder wishes to recommend to the Company’s Nominating Committee at the following address: Community Bancshares, Inc., 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama, 35031, Attention: Mr. William H. Caughran. The Nominating Committee will consider candidates recommended by a stockholder only if the stockholder follows the procedures set forth in the Company’s Bylaws and applicable rules and regulations of the SEC. Stockholder recommendations for nomination must be submitted in writing to the Company’s secretary not less than 120 days, and not more than 180 days, before the one-year anniversary of the date that the Company mailed Proxy Statement for the previous year to stockholders.

Recommendations submitted by a stockholder must provide the name, age, business address, residence address, principal occupation, and number of shares of the Company’s Common Stock beneficially owned by each proposed nominee as well as any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A of Regulation 14A promulgated by the SEC under Section 14(a) of the Securities Exchange Act of 1934. The stockholder must also submit with respect to each proposed nominee a fully completed Federal Reserve Form FR 2081 and a fingerprint card together with such information as the Company’s regulators may require. The notice must also contain the name, record address and number of shares of the Company’s Common Stock beneficially owned by the stockholder delivering the recommendation.

All recommendations will be brought to the attention of the Company’s Nominating Committee, which may solicit additional information from the recommending stockholder or the candidate. Candidates for director recommended by stockholders are afforded the same consideration as candidates for director that are identified by the Company’s directors or executive officers or by third party search firms.

Communications Between Stockholders and the Board of Directors

The Company’s Board of Directors is accountable to stockholders and wishes to provide a means for stockholders to communicate with directors. Stockholders desiring to communicate with the Board of Directors, a Board Committee, the independent directors or any other group of directors, or any individual director may do so by sending written communications addressed to the Board of Directors, a Board Committee, the independent directors or any other group of directors, or any individual director at the following address: Community Bancshares, Inc., P.O. Box 1000, Blountsville, Alabama 35031, Attention: Mr. William H. Caughran. All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors at the next regular Board meeting.

Certain Relationships and Related Transactions

Community Bank has from time to time made loans to certain of the Company’s and Community Bank’s directors and executive officers, and members of their immediate families. Except as noted below, all such loans are made in the ordinary course of business on substantially the same credit terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not represent more than a normal risk of collection or present other features unfavorable to Community Bank or the Company.

Community Bank maintains a program whereby each of its full-time employees is eligible for a discount of up to 1% in the rate of interest charged on a loan from Community Bank. Federal banking regulations permit executive officers of Community Bank to participate in this program. In addition, Community Bank maintains a program for executive officers and other of its employees who are required by Community Bank to relocate within its market area in connection with their employment with Community Bank. Under this program, each of these employees is eligible for a 5% annual interest rate on first mortgage real estate loans from Community Bank.

The largest aggregate amount of loans to directors and executive officers of the Company and members of their immediate families outstanding at any time during 2003 under these two programs was approximately $1,186,935. As of May 10, 2004, the total outstanding balance of loans by Community Bank to directors and executive officers of the Company and Community Bank, and members of their immediate families, under these two programs was approximately $546,781.

As of May 10, 2004, Community Bank had a real estate loan in the amount of $5,372,050 outstanding to Mr. Kennon R. Patterson, Sr., the former Chairman, President and Chief Executive Officer of the Company, and the former Chairman and Chief Executive Officer of Community Bank. The loan bears interest at rate equal to 4.00% per annum and matured unpaid on January 29, 2003. In connection with Mr. Patterson’s bankruptcy filing during 2003, Community Bank reclassified this loan to nonaccrual status and charged-off all accrued interest totaling $222,050 on February 4, 2003. The outstanding principal balance of the loan has remained at $5,150,000 since that time, and Mr. Patterson still owes the entire $5,372,050, although we have charged off $222,050 of that amount. The Company has reserved $2,150,000 on this loan for potential losses and believes this to be sufficient based on the value of the underlying collateral.

As of May 10, 2004, Community Bank had outstanding to Mr. Hodge Patterson, a former Executive Vice President of Community Bank, a real-estate loan in the principal amount of $186,375. During 2003, the highest balance outstanding for this loan was $540,401, and its balance at December 31, 2003 was $536,376. The loan bears interest at 5.00%. On November 26, 2003, Mr. Patterson filed a petition for protection from creditors under Chapter 7 of the United State Bankruptcy Code. On February 19, 2004, Community Bank foreclosed on the real estate securing this loan and subsequently credited the loan balance with the amount received for the real estate at the foreclosure sale.

At December 31, 2003, the total outstanding balance of indebtedness incurred by the Company’s Employee Stock Ownership Plan (the “ESOP”) to purchase shares of the Company’s Common Stock was approximately $1,758,291. This indebtedness (the “ESOP Note”), which was owed to a third party and was secured by a pledge of 123,111 shares of Common Stock that have not been allocated by the ESOP, was guaranteed by the Company. The ESOP’s third party loan has been amended from time to time, including additional borrowings, but was paid off in full during the first quarter of 2004, and was replaced with direct financing from the Company in the same amount that previously was outstanding under the ESOP Note.

Compensation of Directors

During 2003, non-employee directors of the Company were paid a fee of $500 for each quarterly meeting of the Board of Directors that they attended. Non-employee members of the Company’s Executive Committee, Nominating Committee, Executive Compensation Committee, Audit Committee and Pension and ESOP Administrative Committee received a fee of $250 per meeting attended. Non-employee directors of the Company who are also directors of Community Bank received a monthly fee of $1,500 plus $500 per meeting attended in excess of one per month. Non-employee directors of 1st Community Credit Corporation, Community Appraisals, Inc. and Community Insurance Corp. received a quarterly fee of $500 for the meetings that they attended. Non-employee members of Community Bank’s Executive Committee, Audit Committee and Asset Quality Committee received $250 per meeting attended. Non-employee members of Community Bank’s Directors Credit Committee received a monthly fee of $500 for meetings that they attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 10, 2004, with respect to ownership of shares of the Company’s Common Stock by each of the Company’s directors, nominees for directors, named executive officers, as well as all directors, and executive officers of the Company as a group, and each other person or group that is known by the Company, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

	Shares of Common Stock Beneficially Owned (1)						Percentage of Total Shares Outstanding
Person, Group or Entity	Sole Power (2)		Shared Power (3)		Aggregate
I. Directors, Nominees and Executive Officers
Lawrence Boland	23,606	(4)	—		23,606		*
Kenneth K. Campbell	97,178	(5)	3,600		100,778		1.19%
William H. Caughran	48,969	(6)	3,274		52,243		*
Glynn C. Debter	75,400	(7)	21,611		97,011		1.14%
Patrick M. Frawley	226,000	(8)	123,111		349,111		4.11%
Roy B. Jackson	76,500	(9)	6,600		83,100		*
Kerri C. Kinney	51,238	(10)	—		51,238		*
John J. Lewis, Jr.	118,390	(11)	124,311		242,701		2.86%
Stacey W. Mann	125,665	(12)	4,155		129,820		1.53%
Loy D. McGruder	97,552	(13)	32,084		129,636		1.53%
Kennon R. Patterson, Sr.	42,622	(14)	70,298		112,920		1.33%
Jimmie A. Trotter	77,000	(15)	127,125		204,125		2.40%

All Company directors and executive officers as a group (12 persons) (16)	1,057,748		146,836		1,204,584		14.17%

II. 5% or Greater Stockholders

North Star Trust Corporation, as Trustee of the Community Bancshares, Inc. Employee Stock Ownership Plan
500 West Madison Street, Suite 3800 Chicago, Illinois 60661	—		518,742	(17)	518,742	(17)	6.10%

Riggs Qualified Partners, LLC (18) 4324 Central Avenue Western Springs, Illinois 60558	668,000		—		668,000		7.86%

Philip J. Timyan (18) 4324 Central Avenue Western Springs, Illinois 60558	668,000		11,500		679,500		7.99%

Spence Limited, L.P., Financial Junk, LLC, John Wilson Spence, III and Gerald J. Bruner (18) P.O. Box 505 Blakely, Georgia 39823-0505	—		747,570		747,570		8.80%

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares Outstanding
Person, Group or Entity	Sole Power (2)	Shared Power (3)	Aggregate
Jeffrey A. Miller and Eric D. Jacobs (18) P.O. Box 26039 Gallows Bay Station Christiansted, St. Croix, USVI 00824	—	647,355	647,355	7.62%

Stilwell Value Partners IV, Stilwell Associates, L.P., Stilwell Value LLC and Joseph Stilwell (18) 26 Broadway Street, 23rd Floor New York, New York 10004	—	723,831	723,831	8.52%

*	Less than 1%.

(1)	Information relating to beneficial ownership of the Company’s Common Stock is based upon information furnished by each person using “beneficial ownership” concepts as set forth in the SEC’s rules and regulations. Under those rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. The person is deemed to be a beneficial owner of any security of which that person may directly or indirectly have such voting or investment power, whether as the result of any contract, arrangement, understanding, relationship or otherwise. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable, or which will become exercisable within 60 days following May 10, 2004, are deemed to be outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. The total number of shares beneficially owned is divided, where applicable, into two categories: (i) shares as to which voting/investment power is held solely, and (ii) shares as to which voting/investment power is shared. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, stockholders may be named as beneficial owners of shares of the Company’s Common Stock as to which they may disclaim any beneficial interest.

(2)	Unless otherwise specified in the following footnotes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. Some individuals are shown as beneficial owners of shares held by the Company’s ESOP. The individual has sole power to direct the ESOP trustee as to the manner in which shares allocated to the individual’s account under the ESOP are to be voted. The individual has no direct power of disposition with respect to shares allocated to the individual’s account, except to request a distribution under the terms of the ESOP. The ESOP record keeper has not completed the allocation as of December 31, 2003, so the number of shares shown as allocated to an individual’s account are as of December 31, 2002.

(3)	This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee, executive officer or 5% stockholder. In the cases of Messrs. Frawley, Lewis and Trotter this column includes 123,111 shares held by the ESOP that have not been allocated to any participant account. These individuals serve as members of the Administrative Committee of the ESOP and have investment authority over the unallocated shares, but each individual disclaims any beneficial ownership with respect to such unallocated shares.

(4)	Includes 22,500 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 1,106 shares allocated to Mr. Boland’s ESOP account as of December 31, 2002.

(5)	Includes 50,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options.

(6)	Includes 47,500 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 1,126 shares allocated to Mr. Caughran’s ESOP account as of December 31, 2002.

(7)	Includes 75,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options.

(8)	Includes 225,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options.

(9)	Includes 75,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options.

(10)	Includes 50,500 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 738 shares allocated to Ms. Kinney’s ESOP account as of December 31, 2002.

(11)	Includes 75,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 19,868 shares held by an estate of which Mr. Lewis is the executor and a beneficiary.

(12)	Includes 102,500 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 16,519 shares allocated to Mr. Mann’s ESOP account as of December 31, 2002.

(13)	Includes 85,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options and 12,552 shares allocated to Mr. McGruder’s ESOP account as of December 31, 2002. Mr. McGruder retired as the President of Community Bank during 2003 and as a director of the Company effective May 1, 2004.

(14)	Includes 42,522 shares allocated to Mr. Patterson’s ESOP account as of December 31, 2002.

(15)	Includes 75,000 shares which could be acquired within 60 days following May 10, 2004 pursuant to stock options.

(16)	The totals do not include the shares of Common Stock held by Mr. McGruder, who is a named executive officer of the Company for purposes of the SEC’s rules and regulations by virtue the salary he received while employed as the President of the Bank during part of 2003, but who is no longer an executive officer for purposes of this calculation.

(17)	Participants in the ESOP have the power to direct the ESOP trustee how to vote shares allocated to their individual accounts. Any unallocated shares, and any allocated shares with respect to which voting instructions are not received from a participant, will be voted by the appropriate ESOP fiduciary in its discretion.

(18)	Information about this individual group was obtained from a Schedule 13D or 13G, filed by such individual or group with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to file with the SEC on a timely basis initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These officers, directors and stockholders are also required by the SEC’s rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed, and the Company is required to disclose any failure to file on a timely basis reports that were required for 2003.

During 2003, Mr. Patrick M. Frawley and Ms. Kerri C. Kinney each reported on Forms 5, filed February 12, 2003, a grant of stock options that took place on February 6, 2003. These grants should have been reported by both Mr. Frawley and Ms. Kinney two days earlier on a Form 4. Mr. Stacey W. Mann filed a Form 4 on August 29, 2003, which was five days late, reporting one transaction related to the sale of the Company’s Common Stock. Mr. Kenneth K. Campbell filed an amended Form 3 on November 21, 2003 to include jointly held stock, which was inadvertently omitted from his Form 3 originally filed on April 28, 2003. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting. However, despite solicitation efforts by the Company, the Company did not receive a written representation from Mr. Kennon R. Patterson, Sr. that he was not required to file a Form 5.

AUDIT COMMITTEE REPORT

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written Charter adopted by the Board of Directors and the Audit Committee during the fourth quarter of 2003 that complies with the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder, as well as certain of the Nasdaq governance standards applicable to the Company. The Audit Committee Charter is included as Exhibit A to this Proxy Statement.

The Audit Committee consists of five directors, each of whom is independent as defined in the Nasdaq and SEC rules. None of the Audit Committee members is or has been an officer or employee of the Company or any of its subsidiaries, has engaged in any nonexempt business transaction or has any nonexempt business or family relationship with the Company or any of its subsidiaries or affiliates, other than in the ordinary course of business. To date, we have been unable to identify a suitable candidate for director that would qualify as an “audit committee financial expert,” as defined in the SEC rules, to become a member of the Audit Committee. The Board of Directors believes that the incumbent Audit Committee members’ financial acumen is strong and that they can properly discharge the Audit Committee’s responsibilities.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls as well as the independence and performance of the Company’s independent auditors and internal auditors. The Audit Committee also appoints or recommends annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year. The Audit Committee pre-approves all of the professional services that are provided by the Company’s independent auditors.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities. To carry out its responsibilities, the Audit Committee met two times in 2003. The Charter requires that the Audit Committee meet at least quarterly, and the Audit Committee has met once in 2004. In fulfilling its responsibilities, the Audit Committee:

•	Reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2003 and determined that the Company’s internal controls were adequate for preparation of the financial statements;

•	Discussed with the Company’s independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees; and

•	Received the written disclosures and the letter from the Company’s independent auditors regarding the auditors’ independence as required by Independence Standards Board Standard No. 1, and discussed with the Company’s independent auditors their independence.

Based on the Audit Committee’s review of the Company’s audited financial statements for the year ended December 31, 2003 and its discussions with management and the Company’s independent auditors as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

By the Audit Committee:

Kenneth K. Campbell (Chairman)

Glynn C. Debter

Roy B. Jackson

John J. Lewis, Jr.

Jimmie A. Trotter

EXECUTIVE COMPENSATION

General

Executive officers are appointed annually by the respective Boards of Directors of the Company and the Bank following the Annual Meetings of Stockholders, to serve until the next Annual Meeting of Stockholders and until their successors are chosen and qualified.

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s chief executive officer and other executive officers who make in excess of $100,000 per year. The disclosure requirements for these named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.

The following report reflects the Company’s compensation philosophy, as endorsed by the Board of Directors of each of the Company, Community Bank and the other subsidiaries of the Company, as well as the Executive Compensation Committee, and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting the report. The Executive Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of the Company and its subsidiaries.

Compensation Committee Interlocks and Insider Participation

Mr. Glynn C. Debter, who serves as Chairman, Mr. John J. Lewis, Jr., who serves as Vice Chairman, and Mr. Roy B. Jackson currently serve as members of the Executive Compensation Committee of the Company’s Board of Directors. None of Messrs. Debter, Lewis or Jackson are, or were previously, officers or employees of the Company or any of its subsidiaries.

During part of 2003, the following individuals also served on the Executive Compensation Committee: Messrs. Denny G. Kelly, Kennon R. Patterson, Jr., Merritt M. Robbins and Jimmie A. Trotter. Mr. Denny G. Kelly was an executive officer of the Company and Community Bank until January 2002. Mr. Kennon R. Patterson, Jr. was an executive officer of Community Bank until December 2000, and is the son of Mr. Kennon R. Patterson, Sr., the Company’s former Chief Executive Officer.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Overview

The Company’s Executive Compensation Committee (the “Compensation Committee”) is responsible for establishing and administering the Company’s executive compensation program. The Compensation Committee also makes recommendations regarding executive compensation to the Board of Directors, which has final approval of the compensation of each executive officer, including the named executive officers identified in the Summary Compensation Table below. The named executive officers do not participate in the Board of Directors’ review and determination of their compensation or in the Compensation Committee’s review and recommendation of their compensation.

The Company’s executive compensation program is designed to attract, reward, retain and motivate executive officers who will provide strong leadership necessary for the Company to achieve superior financial performance and stockholder return, and who will be an integral part of the communities that the Company serves. During 2003, the Company’s executive compensation program consisted only of base compensation and long-term incentives. Executive officers also receive various perquisites comparable to those made available to executive officers of other financial institutions, as well as retirement and other employee benefits that are generally available to employees of the Company and its subsidiaries.

Executive Compensation Program

Base Compensation

Base compensation provides the foundation for the Company’s executive compensation program. The purpose of the base compensation paid to executives is to compensate the executive for performing the basic duties that he or she is expected to perform. Salaries are typically reviewed and adjusted on an annual basis. In determining the base compensation for a particular executive officer, the Compensation Committee performs a subjective evaluation focusing on two factors: (i) the officer’s individual performance, and (ii) the performance of the Company and business unit or units of the Company for which the officer is responsible. The Compensation Committee does not assign any relative or specific weights to these factors, and individual members of the Compensation Committee may give differing weights to different factors. Accordingly, during a particular year, the base compensation of an executive officer of the Company may not necessarily be related to the Company’s performance during that year or the prior year.

Individual Performance. In determining its recommended compensation for each executive officer of the Company, the Compensation Committee considers the officer’s individual performance during the prior year. Individual performance is generally evaluated by reference to the executive officer’s annual performance review, in which the officer is subjectively graded by his or her superiors on various specified criteria, including leadership skills and management ability.

Company Performance. The Compensation Committee also considers the performance during the prior year of the Company and Community Bank and branches or other business unit or units of the Company for which the executive officer is responsible. For example, in determining the compensation for the Chairman, Chief Executive Officer and President of the Company, the Compensation Committee reviews the performance of the entire Company, on a consolidated basis, and in determining the compensation for the President of Community Bank, the Compensation Committee reviews the performance of Community Bank as a whole. The Compensation Committee subjectively evaluates the performance by the business units with respect to those criteria that the Compensation Committee believes to be relevant in assessing the units’ performance. The Compensation Committee has not established any target amounts for these criteria, which may differ from unit to unit, depending on, among other things the nature of the unit’s business (such as banking, consumer finance or insurance) and how long the unit has been in operation. The Compensation Committee generally focuses on the following four criteria, to the extent applicable, in assessing each unit’s performance: (i) growth in loan portfolio; (ii) growth in deposits; (iii) net profit; and (iv) charge-offs and loan losses.

Based on these and other factors that the Compensation Committee and its members may deem to be relevant, the Compensation Committee determines the base compensation of each executive officer and makes its recommendations to the Board of Directors. The Board of Directors then considers the Compensation Committee’s recommendations, and may elect to decrease, increase or approve the compensation recommended by the Compensation Committee. During 2003, the annual base compensation of Mr. Patrick M. Frawley was increased to $300,000 to reflect his promotion to Chairman, Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of Community Bank. Likewise, the annual base compensation of Mr. Stacey W. Mann was increased to $220,000 as a result of his promotion to President of Community Bank. Ms. Kerri C. Kinney’s annual base compensation was increased to $150,000 in recognition of the importance of the Chief Financial Officer’s role in the Company. Mr. Lawrence Boland’s annual base compensation remained at $120,000. Mr. William H. Caughran was rehired in March 2003 at an annual base compensation of $155,000, which was the same annual base compensation being paid to Mr. Caughran when his employment with the Company terminated in August 2002. The employment of Messrs. Kennon R. Patterson, Sr. and Loy D. McGruder with the Company terminated on January 27, 2003 and June 6, 2003, respectively.

Annual Bonuses

The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance. The Board of Directors did not award bonuses to any executive officer of the Company for 2003, based on the Board’s determination that the officers’ base compensation provided adequate compensation given the Company’s performance during 2003.

Long-Term Incentives

The purpose of long-term incentives is to provide incentives and rewards recognizing the performance of the Company over time and to motivate long-term, strategic thinking among executives. During 2003, the Company granted stock options to its directors and certain of its officers as long-term incentives because, among other reasons, the Compensation Committee believes stock options properly align executive pay with stockholders’ interests. The grant of stock options is a common method of incentive compensation for financial institutions and other publicly held companies and allows the Company to be competitive with other employers. The number of options granted to a particular executive officer generally reflects the officer’s position within the Company, the Compensation Committee’s subjective evaluation of the officer’s performance and contribution to the Company, and the Compensation Committee’s analysis of the value of the options awarded (using a standard methodology for valuing options). During 2003, the Company granted options to each of Patrick M. Frawley, Stacey W. Mann, Kerri C. Kinney, William H. Caughran, Lawrence Boland, Loy D. McGruder and certain other senior officers of the Company, with an exercise price equal to 100% of the fair market value of the Common Stock on the date that the options were granted, as determined by the Board of Directors.

Chief Executive Officer Compensation

On January 27, 2003, the Company’s Board of Directors terminated the employment of Mr. Kennon R. Patterson, Sr. as the Company’s Chairman, Chief Executive Officer and President, and promoted Mr. Patrick M. Frawley into each of these positions. Mr. Frawley also replaced Mr. Patterson as Chairman and Chief Executive Officer of Community Bank. In determining Mr. Frawley’s compensation for 2003, the Board of Directors considered Mr. Frawley’s past experience in the banking industry, individual performance as Director of Regulatory Relations of Community Bank, the additional responsibilities assumed upon his promotion, and the Company’s financial performance.

By the Executive Compensation Committee:

Glynn C. Debter (Chairman)

John J. Lewis, Jr. (Vice Chairman)

Roy B. Jackson

Summary of Cash and Certain Other Compensation

The following table provides summary information concerning compensation paid by the Company and its subsidiaries during 2003 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 2003 (collectively, the “named executive officers”) for the fiscal years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

	Year	Annual Compensation					Long-Term Compensation Awards	All Other Compensation (1)
Name and Principal Position		Salary		Bonus	Other Annual Compensation		Securities Underlying Options/SAR
Patrick M. Frawley	2003	$297,577		—	35,451	(3)	150,000	21,671
Chairman, Chief Executive	2002	175,782	(2)	—	24,854	(3)	—	—
Officer and President	2001	—		—	—		—	—

Stacey W. Mann	2003	$213,386		—	—		40,000	23,471
President	2002	200,000		—	—		12,500	8,889
Community Bank	2001	185,852		—	—		10,000	4,876

Kerri C. Kinney	2003	$149,359		—	—		27,500	17,984
Chief Financial Officer	2002	126,200		—	16,425	(4)	—	8,073
	2001	49,389					3,000	—

William H. Caughran	2003	$122,212		—	—		27,500	13,242
General Counsel	2002	114,925		—	—		12,500	—
	2001	150,000		—	—		10,000	4,514

Lawrence Boland	2003	$120,000		—	—		10,000	14,802
President	2002	119,885		—	—		—	6,049
Community Insurance Corp	2001	113,882		—	—		—	3,860

Kennon R. Patterson, Sr.	2003	$71,379		—	—		—	3,500
Former Chairman, President	2002	917,000		—	—		80,000	17,089
and Chief Executive Officer	2001	917,000		—	—		80,000	3,076

Loy D. McGruder	2003	$126,923		—	—		25,000	5,300
Former President	2002	273,782		—	—		25,000	8,889
Community Bank	2001	220,500		—	—		10,000	4,876

(1)	The amounts shown in this column for the fiscal year ended December 31, 2003 include life insurance premiums paid by the Company and contributions by the Company to the Company’s ESOP, respectively, as follows: Patrick M. Frawley $0 and $21,671; Stacey W. Mann $1,800 and $21,671; Kerri C. Kinney $1,800 and $16,184; William H. Caughran $0 and $13,242; Lawrence Boland $1,800 and $13,002; and Loy D. McGruder $1,800 and $0. ESOP contributions for 2003 are estimated because the allocations for the 2003 plan year have not yet been completed by the plan record keeper. The amounts also include, in the case of Kennon R. Patterson, Sr. and Loy D. McGruder, $3,500 in fees paid to each individual in 2003 for service as a director of the Company following the individual’s termination of employment.

(2)	Mr. Frawley’s employment by Community Bank was subject to regulatory approval, which was obtained on May 30, 2002. Mr. Frawley was an independent contractor from March 1, 2002 until June 10, 2002. The amount shown in the table for 2002 includes $56,875 paid to Mr. Frawley as an independent contractor and $118,907 paid to him as a Community Bank employee.

(3)	Includes for 2003 and 2002, respectively, $3,383 and $0 with respect to social club dues, $6,821 and $4,083 with respect to usage of a Company-owned automobile, and $25,247 and $20,771 with respect to expenses related to temporary housing.

(4)	Includes $5,432 with respect to social club dues, $7,000 with respect to usage of a Company-owned automobile, and $3,993 with respect to discounted interest rates through participation in Community Bank’s employee loan program.

Stock Options

The following table provides information concerning grants of stock options by the Company to the named executive officers during 2003:

Option Grants in Last Fiscal Year

	Individual Grants			Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted	Percent of total options granted to employees in fiscal year	Exercise price	Expiration date	5%	10%
Patrick M. Frawley	75,000	16.16%	$7.00	2/5/08	$145,043	$320,513
	75,000	16.16	7.00	7/31/08	145,043	320,513
Stacey W. Mann	40,000	8.62	7.00	7/31/08	77,356	170,940
Kerri C. Kinney	12,500	2.69	7.00	2/5/08	24,174	53,419
	15,000	3.23	7.00	7/31/08	29,009	64,103
William H. Caughran	12,500	2.69	7.00	2/5/08	24,174	53,419
	15,000	3.23	7.00	7/31/08	29,009	64,103
Lawrence Boland	10,000	2.16	7.00	7/31/08	19,339	42,735
Kennon R. Patterson, Sr.	—	—	—	—	—	—
Loy D. McGruder (1)	25,000	5.39	7.00	7/31/08	48,348	106,838

(1)	Stock options granted to Loy D. McGruder in 2003 were made after his retirement as an officer of Community Bank and were based on his continued service as a director of the Company.

Option Exercises and Holdings

The following table provides information concerning the exercise of stock options during 2003 by the named executive officers and the unexercised stock options held by the named executive officers at December 31, 2003. During 2003, none of the named executive officers exercised any stock options.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In-the-money Options/SARs at FY-End (1)
Patrick M. Frawley	150,000	—
Stacey W. Mann	62,500	—
Kerri C. Kinney	30,500	—
William H. Caughran	27,500	—
Lawrence Boland	10,000	—
Kennon R. Patterson, Sr.	—	—
Loy D. McGruder	60,000	—

(1)	The exercise price of all stock options is higher than the market value of the underlying shares of Common Stock, which was $5.35 per share at December 31, 2003, as determined by the Board of Directors at that time.

Retirement Plan

The following table shows the estimated annual benefits payable at normal retirement age (age 65) under the Community Bancshares, Inc. Revised Pension Plan, a qualified defined benefit retirement plan, as well as under the Community Bancshares Inc. Benefit Restoration Plan, a non-qualified supplemental retirement plan. This supplemental plan provides benefits that would otherwise be denied participants due to the limitations on qualified plan benefits imposed by the Internal Revenue Code. The only named executive officers who are participants in this supplemental plan are Messrs. Stacey W. Mann, Kennon R. Patterson, Sr. and Loy D. McGruder.

Pension Plan Table

	Years of Credited Service
Average Annual Compensation	10	20	30	40
$ 25,000	$3,750	$7,500	$11,250	$15,000
50,000	7,500	15,000	22,500	30,000
75,000	11,250	22,500	33,750	45,000
100,000	15,000	30,000	45,000	60,000
250,000	37,500	75,000	112,500	150,000
500,000	75,000	150,000	225,000	300,000
750,000	112,500	225,000	337,500	450,000
1,000,000	150,000	300,000	450,000	600,000
1,250,000	187,500	375,000	562,500	750,000

The benefits shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts. Benefits are computed as a straight-line annuity beginning at age 65. Benefits under both plans were frozen as of December 31, 2003.

The amount of compensation covered by the combination of plans covering the named executive officers is total compensation, including bonuses, overtime or other forms of extraordinary compensation. The amount of the retirement benefit is determined by the length of the retiree’s credited service under the plans and his or her average monthly earnings for the five highest compensated, consecutive calendar years of the retiree’s final ten consecutive calendar years of employment with the Company and its subsidiaries. The full years of credited service under the plans for the named executive officers as of December 31, 2003 are as follows: Mr. Patrick M. Frawley: 2 years; Mr. Stacey W. Mann: 20 years; Ms. Kerri C. Kinney: 2 years; Mr. William H. Caughran: 5 years; Mr. Lawrence Boland: 4 years; Mr. Kennon R. Patterson, Sr.: 19 years; and Mr. Loy D. McGruder: 15 years.

Employment Agreements and Change in Control Arrangements

Employment Agreements

Effective April 1, 1996, Community Bancshares entered into an Employment Agreement with Mr. Kennon R. Patterson, Sr., which was amended on October 14, 1999. This Employment Agreement, as amended, provided that Mr. Patterson would serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and receive annual cash compensation of at least $898,600, which represented the amount of Mr. Patterson’s total cash compensation for 1999. The Employment Agreement further provided that Mr. Patterson’s cash compensation could be increased if determined by the Board of Directors appropriate to do so based on the recommendation of the Company’s Executive Compensation Committee. Mr. Patterson’s Employment Agreement also provided that he would receive four weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of reasonable business and professional expenses, memberships in civic and social clubs, and an annual allowance of $10,000 for the purchase of life insurance. In the event that Mr. Patterson was disabled to the extent that he was incapable of performing his duties, he would have been entitled to a continuation of his compensation during the period of disability, but not to exceed one year. Mr. Patterson’s employment with the Company and Community Bank was terminated on January 27, 2003. Pursuant to the Employment Agreement, Mr. Patterson may not engage in the business of banking within a 25 mile radius of any office of the Company or its subsidiaries for a period of two years following the termination of his employment.

Change in Control Agreements

With the exception of Mr. Lawrence Boland, the Company or Community Bank has entered into Change in Control Agreements with each of the named executive officers. These agreements have terms of three years and are automatically renewed unless terminated by the Company at the end of any three year terms. In the event of a change in control (as defined in the agreements) of the Company, the named executive officer is entitled to receive certain severance benefits, provided the executive officer’s employment is terminated by the Company within 30 months following the change in control, unless the termination is “for cause” or by reason of the officer’s death, disability or retirement on or after age 65. The executive officer is also entitled to these severance benefits if the officer terminates his or her employment with the Company within 30 months following a change in control if, among other reasons, the officer’s authority, duties, compensation or benefits have been reduced or if the officer is forced to relocate more than 50 miles from his place of employment immediately prior to the change in control. If, during the term of the agreement, a transaction is proposed which, if consummated, would constitute a change in control and (i) the officer’s employment is thereafter terminated by the Company other than for cause or by reason of the officer’s death, disability or retirement on or after age 65 and (ii) the proposed transaction is consummated within one year following the officer’s termination of employment, the change in control will be deemed to have occurred during the term of the agreement and the officer will be entitled to severance benefits. The officer is also entitled to receive severance benefits if the officer terminates employment for any reason during a 30-day period beginning 12 months after the occurrence of a change in control.

Community Bank entered into a Change in Control Agreement with Mr. Patrick M. Frawley on December 12, 2003. The severance benefits payable under the agreement with Mr. Frawley consist solely of a lump sum payment equal to the present value of Mr. Frawley’s monthly salary that would have been payable by Community Bank for the 12 months following his termination of employment but for the termination.

The Company entered into Change in Control Agreements with Messrs. Stacey W. Mann, William H. Caughran, Kennon R. Patterson, Sr. and Loy D. McGruder on December 4, 1999, and with Ms. Kerri C. Kinney on September 18, 2001. The severance benefits payable under each of these agreements are as follows: (i) a lump sum payment equal to the present value of the officer’s monthly salary that would have been payable by the Company for the 12 months following the officer’s termination of employment but for such termination; (ii) a lump sum payment equal to the present value of a monthly payment, which monthly payment is deemed to have been payable by the Company for 30 months following the termination of the officer and is calculated by taking one-twelfth of the average of the bonuses earned by the officer for the two calendar years immediately preceding the year in which the officer’s termination of employment occurs; (iii) continuation of the officer’s health and life insurance benefits for 30 months following the officer’s termination of employment at the same level and on the same terms as provided to the officer immediately prior to his or her termination of employment; (iv) full vesting and continued participation for a period of 30 months following the officer’s termination of employment in certain retirement plans or, if such full vesting and continued participation is not allowed, payment by the Company of a lump sum supplemental benefit in lieu of full vesting and continued participation in such plans; and (v) individual career counseling and outplacement services for a reasonable period of time following the officer’s termination of employment, up to a maximum cost to the Company of $5,000 per officer.

The employment of Messrs. Kennon R. Patterson, Sr. and Loy D. McGruder with the Company in every capacity terminated on January 27, 2003 and June 6, 2003, respectively.

STOCK PERFORMANCE GRAPH

Set forth below is a graph comparing the yearly percentage change for the last five years in the cumulative total return of the Company’s Common Stock against the cumulative total return of the NASDAQ Stock Market Bank Index, the American Stock Exchange Major Market Index and the SNL Banking Index for financial institutions with total assets of greater than $500 million whose stocks are traded in over-the-counter bulletin board exchanges or through the “pink sheets.” It assumes that the value of the investment in the Company’s Common Stock and in each index was $100.00 and that dividends, if any, were reinvested. There is no established trading market for the Company’s Common Stock and, therefore, no reliable information is available as to the prices at which the Company’s Common Stock has traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the Company’s Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of the Company’s Common Stock at any time presented in the table or in the future.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Community Bancshares, Inc.	100.00	123.60	106.22	79.66	79.66	28.41
AMEX Major Markets	100.00	119.71	112.82	109.94	96.69	119.53
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62
SNL >$500M OTC-BB and Pink Banks	100.00	82.52	71.33	66.90	86.45	120.49

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004.
Used with permission. All rights reserved. crsp.com.

Source : SNL Financial LC, Charlottesville, VA					(434) 977-1600

The information provided under the headings “Executive Compensation Committee Report” and “Stock Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Exchange Act and, unless specific reference is made therein to such headings, shall not be incorporated by reference to any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Company’s independent public accounting firm for the calendar years ended December 31, 2002 and 2003 was Carr, Riggs & Ingram, LLC (“CRI”). Although the Audit Committee presently intends to recommend to the Board of Directors that the Board appoint CRI as the independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2004, the Audit Committee has not yet made such a recommendation to the Board. A representative from CRI is expected to attend the Annual Meeting, have an opportunity to make a statement and be available to respond to appropriate questions.

The Board of Directors of the Company had previously engaged Dudley, Hopton-Jones, Sims & Freeman, PLLP (“Dudley Hopton-Jones”) to serve as the independent accountant of the Company for 2000 and 2001. On April 11, 2002, Community Bank requested approval from the Alabama Banking Department (the “Department”) pursuant to the Alabama state banking statutes for Dudley Hopton-Jones to serve as Community Bank’s independent auditor for 2002. By letter dated August 1, 2002, the Department declined the request and prospectively disapproved Dudley Hopton-Jones as Community Bank’s independent auditor. The reasons for the disapproval given in the Department’s letter were unspecified “concerns about the conclusions reached” by Dudley Hopton-Jones in connection with the 2001 audit of Community Bank and certain unspecified “issues from past audits.” On October 4, 2002, Dudley Hopton-Jones tendered its resignation as the Company’s independent auditor, which resignation was accepted by the Audit Committee of the Company’s Board of Directors. On October 4, 2002 the Chairman of the Audit Committee executed an engagement letter with CRI, and the Board of Directors ratified the engagement the same day.

Neither of Dudley Hopton-Jones’ reports on the Company’s financial statements for 2000 or 2001 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2000, 2001, and through October 4, 2002, there were no disagreements between the Company and Dudley Hopton-Jones on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure. CRI’s report on the Company’s financial statements for the fiscal year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

CRI has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and its subsidiaries, except as auditors and independent certified public accountants of the Company and its subsidiaries.

The following table shows the aggregate fees billed to the Company for professional services by CRI for fiscal years 2002 and 2003.

	Fiscal 2003	Fiscal 2002 (1)
Audit Fees (2)	$280,000	$145,000
Audit-Related Fees (3)	45,274	0
Tax Fees (4)	52,884	0
Other Fees (5)	2,945	0

Total	$381,103	$145,000

(1)	CRI was not engaged as the Company’s independent auditors until October 2002. Therefore, the 2002 fees represent only a partial year. The Company paid Audit Fees of $13,000 and Audit-Related Fees of $25,665 to Dudley Hopton-Jones for services rendered to the Company in 2002.

(2)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the quarterly interim consolidated financial statements and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, as well as consents and assistance with, and review of, documents filed with the SEC.

(3)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” and include employee benefit plan audits, accounting consultations, internal control reviews and attest services that are not required by statute or regulation.

(4)	Tax Fees consist of fees billed for professional services rendered for tax preparation, tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning.

(5)	All Other Fees consist of fees for products and services other than the services reported above. In 2003, Other Fees related primarily to agreed upon procedures for collateral verification for the Federal Home Loan bank of Atlanta.

Based upon the Company’s relationship with CRI, including the services and fees set forth above, the Company’s Board of Directors believes that the provision of services by CRI to the Company is compatible with maintaining the independence of CRI from the Company.

During the two most recent fiscal years and through the date hereof, the Company has not consulted with CRI or Dudley Hopton-Jones on items that (i) were or should have been subject to SAS 50, or (ii) concerned the subject matter of a disagreement or reportable event with the former auditor as (described in Regulation S-K, Item 304 (a)(2)).

Pre-Approval Policies and Procedures

Pursuant to Company policy, all audit and permitted non-audit services must be pre-approved by the Audit Committee. All of the services described above for 2003 were pre-approved by the Audit Committee. Any services for 2002 that were not pre-approved were not required to be pre-approved at that time.

LEGAL PROCEEDINGS

Background

At a June 20, 2000 meeting of the board of directors of Community Bank, one of Community Bank’s directors brought to the attention of the board of directors the total amount of money that Community Bank had paid to subcontractors in connection with the construction of a new Community Bank branch office in Guntersville, Alabama. Based upon this amount, management commenced an investigation into these expenditures.

At the request of management, the architects and subcontractors involved in the construction project made presentations to the boards of directors of the Community Bancshares and Community Bank on July 15 and July 18, 2000, respectively. At the July 18, 2000 meeting of the board of directors of Community Bank, another director alleged that Community Bank had been overcharged by subcontractors on that construction project, as well as on another construction project that remained uncompleted at that time.

On July 18, 2000, the boards of directors of Community Bancshares and Community Bank appointed a joint committee comprised of independent directors to investigate these alleged overcharges. The joint committee retained independent legal counsel and an independent accounting firm to assist its investigation and has since made its report to the boards of directors.

Community Bank’s directors who alleged the construction overcharges also informed bank regulatory agencies and law enforcement authorities of their concerns. These agencies and authorities conducted their own investigations into this matter. Based on its findings, the FDIC issued restitution and/or removal orders against Kennon R. Patterson, Sr., former Chairman and Chief Executive Officer of the Company and Community Bank, and Larry Bishop, former Vice President of Community Bank. These regulatory actions are still pending at this time. The board of directors of Community Bancshares and the board of directors of Community Bank terminated Kennon R. Patterson, Sr. on January 27, 2003, and the board of directors of Community Bank terminated Larry Bishop on February 6, 2003. On October 29,

2003, the United States Department of Justice announced the filing of a 25-count indictment against Messrs. Patterson and Bishop and a construction contractor in connection with a scheme to divest Community Bank’s funds for Mr. Patterson’s personal benefit. On November 14, 2003, Mr. Patterson informed Community Bancshares that he was taking a leave of absence from Community Bancshares’ Board of Directors pending a resolution of the criminal charges against him. Mr. Patterson stated that he would not seek re-election to Community Bancshares’ board of directors if the criminal charges were not resolved prior to the expiration of his current term in 2005. Community Bancshares and Community Bank continue to seek Mr. Patterson’s resignation as a director of Community Bancshares and recover all amounts owed by Mr. Patterson to Community Bank.

Patterson Litigation

Plaintiffs:	Kennon R. Patterson, Sr., Community Bancshares’s former Chairman, President and Chief Executive Officer

Defendants:	Community Bancshares, Community Bank, five of the directors of Community Bancshares and Community Bank, and Powell, Goldstein, Frazer and Murphy, LLP, as counsel to Community Bank’s Audit Committee

On April 9, 2003, Mr. Patterson filed an adversary proceeding against the defendants in the United States Bankruptcy Court for the Northern District of Alabama in connection with his petition for protection under Chapter 11 of the United States Bankruptcy Code. Mr. Patterson’s complaint:

•	alleges that Community Bancshares breached its employment agreement with Mr. Patterson by terminating his employment on January 27, 2003 and failing to pay him for compensation and benefits that had accrued prior to his termination; and

•	alleges that Community Bank, members of Community Bank’s Audit Committee, the Audit Committee’s independent counsel and Community Bancshares’ current Chairman, President and Chief Executive Officer conspired to interfere with Mr. Patterson’s contract and business relationship with Community Bancshares.

The suit seeks damages in excess of $150.0 million for, among other things, lost compensation and benefits, mental anguish, and damage to Mr. Patterson’s reputation. Community Bancshares presently believes that this lawsuit is without merit and intends to vigorously defend itself against this action.

On May 9, 2003 the defendants filed a motion to dismiss the suit, and, on June 17, 2003, the court denied the motion to dismiss the suit as to Community Bancshares, Community Bank and the named directors. On July 7, 2003, those defendants filed a counterclaim against Mr. Patterson asserting that Mr. Patterson breached his employment agreement with Community Bancshares, engaged in fraudulent conduct, and converted property belonging to Community Bank to his personal use.

On January 12, 2004, the bankruptcy proceeding filed by Mr. Patterson was dismissed without prejudice. Community Bancshares, Community Bank and the individual defendants moved to dismiss the adversary proceeding in bankruptcy filed against them by Mr. Patterson. That motion is currently under consideration by the Bankruptcy Court for the Northern District of Alabama.

Further, on March 15, 2004 the Employee Stock Ownership Plan, or “ESOP,” of Community Bancshares, together with the ESOP trustee, North Star Trust Company, filed suit in the United States District Court for the Northern District of Alabama against Mr. Patterson. In the lawsuit, the ESOP seeks damages for alleged breaches of fiduciary duty by Mr. Patterson, and both the ESOP and the trustee seek a declaratory judgment that the ESOP has a right of set-off against Mr. Patterson’s account in the ESOP, and the ESOP is not required to make a distribution of funds to Mr. Patterson.

Corr Family Litigation

Plaintiffs:	Bryan A. Corr and six other of Community Bancshares’ stockholders related to Mr. Corr

Defendants:	Community Bancshares, Community Bank, and certain named directors and officers of Community Bancshares and Community Bank

On September 14, 2000, the plaintiffs filed an action against the defendants in the Circuit Court of Blount County, Alabama, alleging that the named directors actively participated in or ratified the misappropriation of corporate income by Mr. Patterson and others. Because the action was not styled as a stockholder derivative action, on January 3, 2001, the defendants filed a motion for summary judgment on the basis that these claims are derivative in nature and cannot be brought on behalf of individual stockholders. On May 15, 2003, the court granted the defendants’ motion for summary judgment, and the plaintiffs have appealed the court’s ruling.

On April 16, 2004, Community Bancshares and Community Bank entered into a settlement agreement with the plaintiffs pursuant to which Community Bancshares and Community Bank will be dismissed with prejudice as defendants in this lawsuit. The individual defendants will also be dismissed with prejudice following their execution of a similar settlement agreement.

Benson Litigation

Plaintiffs:	M. Lewis Benson, Doris E. Benson, John M. Packard, Jr. and Andy C. Mann, four of Community Bancshares’ stockholders

Defendants:	Community Bancshares, Community Bank, certain of the present and former directors of Community Bancshares and Community Bank, an employee of Community Bank and two construction subcontractors previously hired by the Company

On July 21, 2000, the plaintiffs filed a lawsuit, styled as a stockholder derivative suit, in the state Circuit Court of Marshall County, Alabama against the defendants, relating to alleged overcharges in construction costs. At the time, these charges were being investigated by a joint committee of the boards of directors of Community Bancshares and Community Bank.

The complaint:

•	alleges that the directors, officers and employee named as defendants (i) breached their fiduciary duties, (ii) failed to properly supervise officers and agents of Community Bancshares and Community Bank, and (iii) permitted waste of corporate assets by permitting the subcontractor defendants to overcharge Community Bank in connection with the construction of two new Community Bank branch offices, and to perform the construction work without written contracts, budgets, performance guarantees and assurances of indemnification;

•	alleges that Kennon R. Patterson, Sr., the Company’s former Chairman, President and Chief Executive Officer, breached his fiduciary duties by permitting the two named subcontractors to overcharge for work performed on the two construction projects in exchange for discounted charges for work these subcontractors performed in connection with the construction of Mr. Patterson’s residence;

•	alleges that the director defendants knew or should have known of this alleged arrangement between Mr. Patterson and the subcontractors; and

•	alleges that Mr. Patterson, the Community Bank employee and the two subcontractor defendants made false representations and suppressed information about the overcharges and arrangement between Mr. Patterson and the subcontractors.

On August 15, 2000, the plaintiffs filed an amended complaint that generally reiterates the allegations of the original complaint, and further:

•	alleges that the Bank was overcharged on all construction projects from January 1997 to the present; and

•	alleges that the defendants breached their fiduciary duties and are guilty of gross financial mismanagement, including making or approving loans and taking improper actions to conceal the fact that the loans were uncollectible.

On September 18, 2000, the plaintiffs filed a second amended complaint generally reiterating the allegations of the original and first amended complaints, and further:

•	alleging that the plaintiffs were improperly denied their rights to inspect and copy certain records of Community Bancshares and Community Bank; and

•	alleging that the directors of Community Bancshares abdicated their roles as directors either by express agreement or as a result of wantonness and gross negligence.

The second amended complaint further asserts that the counts involving inspection of corporate records and director abdication are individual, non-derivative claims. The second amended complaint seeks, on behalf of Community Bancshares, an unspecified amount of compensatory damages in excess of $1.0 million, punitive damages, disgorgement of improperly paid profits and appropriate equitable relief. Upon a motion of the defendants, the case was transferred to the state Circuit Court in Blount County, Alabama by order dated September 21, 2000, as amended on October 12, 2000.

Tentative settlements of the lawsuit were announced in November 2002, August 2003 and November 2003 but were not finalized.

On January 6, 2004, the Circuit Court of Blount County, Alabama disapproved a proposed settlement of the Benson and Packard derivative lawsuits. Subsequently, another settlement proposal was made by the individual defendants, other than Kennon R. Patterson, Sr., directly to Community Bancshares and Community Bank. Pursuant to this new settlement, Community Bank would receive $1.655 million, less any fees awarded by the Court to the plaintiffs’ attorneys. A special committee of the Boards of Directors of the two companies, consisting of the members who are not defendants in the cases, accepted the offer which was then was filed with the Court on February 19, 2004. No hearing on the motion has yet been set. All proceedings in these cases have been stayed pending a decision from the Supreme Court of Alabama as to whether the cases can proceed as to Mr. Patterson and Larry Bishop prior to their trial on criminal charges.

On or about April 5, 2004, Travelers’ Casualty and Surety Company of America filed a motion for permission to intervene in the Benson litigation asserting that, to the extent that it is required to reimburse Community Bancshares and Community Bank for losses pursuant to the Company’s fidelity bond, it will be subrogated to the derivative claims made on behalf of Community Bancshares and Community Bank in the Benson litigation.

Packard Derivative Litigation

Plaintiffs:	M. Lewis Benson, Doris E. Benson, John M. Packard, Jr. and Andy C. Mann, four of Community Bancshares’ stockholders

Defendants:	Sheffield Electrical Contractors, Inc., Steve Sheffield, Jay Bolden, Dudley, Hopton-Jones, Sims & Freeman, PLLP, Glynn C. Debter, Kennon R. Patterson, Jr., Robert O. Summerford, Jimmie A. Trotter, John L. Lewis, Jr., Merritt M. Robbins, Stacey W. Mann, B. K. Walker, Jr., Denny Kelly, Roy B. Jackson, Loy D. McGruder, and Hodge Patterson

On April 4, 2003, the plaintiffs, which are the same as in the Benson case described above, filed a derivative action against the defendants. This action, while stemming from the same facts alleged in the Benson Litigation, is based not upon what the director-defendants “did (and did not do) before learning of the over billing [sic.] allegations against [Mr.] Patterson in July 2000” but, instead, is based upon “what they have done (and failed to do) after the filing of the Benson lawsuit – that is, after they learned of the allegations against [Mr.] Patterson in July 2000.”

On June 18, 2003, the Circuit Court of Jefferson County, Alabama granted the motion filed by Community Bancshares, Community Bank and most of the individual defendants to transfer the suit to the Circuit Court of Blount County, Alabama.

On or about October 1, 2003, one of the defendants, Dudley, Hopton-Jones, Sims & Freeman, PLLP, formerly the certified public accountants and outside auditors for Community Bancshares and Community Bank, filed a cross-claim against Community Bank, Community Bancshares, Glynn C. Debter, Kennon R. Patterson, Jr., Robert O. Summerford, Jimmie A. Trotter, John L. Lewis, Jr., Merritt M. Robbins, Stacey W. Mann, B. K. Walker, Jr., Denny Kelly, Roy B. Jackson, Loy D. McGruder, and Hodge Patterson, all of whom are directors or former directors of Community Bancshares and/or Community Bank. The cross-claim demands “compensatory damages, interest, and costs, including the amount of any adverse judgment entered in this cause” against Dudley, Hopton-Jones. Punitive damages are also demanded in some counts. The basis for the claims is common law indemnity, contractual indemnity, negligence, misrepresentation, suppression, and concealment of material facts, and, civil conspiracy.

On November 11, 2003 Community Bancshares, Community Bank, and certain individual defendants entered into an agreement to settle this case, which was not finalized.

On January 6, 2004, the Circuit Court of Blount County, Alabama disapproved a proposed settlement of the Benson and Packard derivative lawsuits. Subsequently, another settlement proposal was made by the individual defendants, other than Kennon R. Patterson, Sr., directly to Community Bancshares and Community Bank. Pursuant to this new settlement, Community Bank would receive $1.655 million, less any fees awarded by the Court to the plaintiffs’ attorneys. A special committee of the Boards of Directors of the two companies, consisting of the members who are not defendants in the cases, accepted the offer which was then was filed with the Court on February 19, 2004. No hearing on the motion has yet been set. All proceedings in these cases have been stayed pending a decision from the Supreme Court of Alabama as to whether the cases can proceed as to Mr. Patterson and Larry Bishop prior to their trial on criminal charges.

Lending Acts Litigation

Plaintiffs:	William Alston, Murphy Howard, and Jason Tittle

Defendants:	Community Bancshares, Community Bank, Holsombeck Motors, Inc., Lee Brown d/b/a Alabama Bond & Investigation a/k/a ABI Recovery, Chris Holmes d/b/a Alabama Bond & Investigation a/k/a ABI Recovery, Regina Holsombeck, Kennon “Ken” Patterson, Sr., Hodge Patterson, James Timothy “Tim” Hodge, Ernie Stephens, and the State of Alabama Department of Revenue

On October 11, 2002, the plaintiffs filed a class action against the defendants alleging that Community Bank and others conspired or used extortionate methods to effect a lending scheme of “churning phantom loans,” and that profits from the scheme were used to secure an interest in and/or to invest in an enterprise that affects interstate commerce. The plaintiffs specifically allege that Community Bank used various methods to get uneducated customers with fair to poor credit to sign numerous “phantom loans” when the customers only intended to sign for one loan. Claims include racketeering activity within the meaning of the Racketeer Influenced and Corrupt Organizations Act of 1970, conspiracy, spoliation, conversion, negligence, wantonness, outrage, and civil conspiracy.

On or about February 17, 2004, an amended complaint was filed in this lending acts litigation. The amended complaint, which completely replaces the original complaint, omits class action and racketeering claims and alleges violations of the Truth in Lending Act and Regulation Z of the Federal Reserve Board in addition to conversion, negligence, outrage, suppression, fraud and misrepresentation, trespass, conspiracy and failure to provide notice before disposition of collateral for loans. On April 2, 2004, eighty-one individuals, most of whom were formerly members of the purported class in the lending acts litigation filed by William Alston, filed suit against Community Bancshares, Community Bank and a former Community Bank employee in the Circuit Court of Jefferson County, Alabama. This suit claims that the defendants injured the plaintiffs, primarily in connection with lending at Community Bank’s office in Double Springs, Alabama, by wrongfully taking property, committing fraud, furnishing inaccurate information to credit reporting agencies, negligently hiring, training and supervising employees, negligently handling customer accounts, altering loan documents and failing to honor oral and written contracts with the plaintiffs.

Employee Litigation

Plaintiffs:	Bishop K. Walker, Jr., former Senior Executive Vice President and General Counsel of Community Bancshares, and his wife, Wanda Walker, and Denny G. Kelly, former President of Community Bank, and his wife Arlene Kelly

Defendants:	Community Bancshares, Community Bank, Kennon R. Patterson, Sr., and a number of unidentified defendants

On May 5, 2003, the plaintiffs filed separate suits in the Circuit Court of Blount County, Alabama, against the defendants alleging that they were induced to retire based upon misrepresentations made by Kennon R. Patterson, Sr., who at the time was Community Bancshares’ Chairman, President and Chief Executive Officer. The plaintiffs claim that Mr. Patterson’s actions constituted fraud, promissory fraud, fraudulent suppression, fraud in the inducement, deceit, fraudulent deceit, negligence, recklessness, wantonness and breach of contract. The complaints seek an unspecified amount of compensatory and punitive damages.

On October 23, 2003 Community Bancshares and Community Bank filed counter claims against Mr. Walker and Mr. Kelly seeking repayment of amounts paid to them as part of a severance arrangement and, in the case of Mr. Kelly, amount owed to Community Bank in connection with the two loans from Community Bank to Mr. Kelly.

Mr. Kelly and Mr. Walker each filed an amended complaint on or about April 20, 2004. The amended complaints add Mrs. Kelly and Mrs. Walker as parties plaintiff and allege that representations were made by the defendants to Mrs. Kelly and Mrs. Walker that the defendants would purchase their personal and jointly owned stock of the Company. The complaints assert that the defendants’ failure to purchase such stock constitutes promissory fraud, fraudulent misrepresentation, fraudulent suppression, negligence and/or wantonness. Mr. Walker’s amended complaint also seeks damages based on Community Bank’s refusal to accept a deed in lieu of foreclosure on Mr. Walker’s house.

Other Litigation

In addition to the foregoing, Community Bancshares and its affiliates also are from time to time parties to other legal proceedings arising in the ordinary course of Community Bancshares’ business. Community Bancshares presently believes that, other than the litigation discussed above, there is no other litigation to which Community Bancshares or its affiliates presently are subject that, if such litigation were to result in an outcome unfavorable to Community Bancshares, would, individually or in the aggregate, have a material adverse effect on Community Bancshares’ financial condition or results of operations.

Community Bancshares’ Certificate of Incorporation and Bylaws provide that, in certain circumstances, Community Bancshares will indemnify its directors and officers, and, provided such persons acted in accordance with the standards set forth in the Delaware General Corporation Law and Community Bancshares’ organizational documents, advance expenses to its directors and officers in connection with investigations and proceedings in connection with their service as officers and directors of Community Bancshares.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

In order to be included in the Company’s proxy materials for the Company’s 2005 Annual Meeting of Stockholders, stockholder proposals must be received in written form at the Company’s executive offices on or before January 28, 2005, which is 120 days before the one-year anniversary of the date that the Company mailed this Proxy Statement to the stockholders, and must otherwise be in compliance with Rule 14a-8 (which concerns stockholder proposals that are requested to be included in a company’s Proxy Statement) under the Exchange Act and other applicable legal requirements. Pursuant to Rules 14a-4 and 14a-5 (which concern the exercise of discretionary voting authority when a stockholder commences his or her own proxy solicitation outside of the processes of Rule 14a-8) under the Exchange Act, stockholders are advised that under the advance notice provisions of the Company’s Bylaws a stockholder proposal will not be considered at the 2005 annual meeting if received by the Company after January 28, 2005.

The Company’s Bylaws require that a stockholder proposing business to be considered at an Annual Meeting of Stockholders include in the written notification to the Company the following information: (i) a brief description of the business desired to be brought before the Annual Meeting of Stockholders and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Company that are beneficially owned, as such term is defined in Rule 13d-3 under the Exchange Act, by the stockholder; (iv) any substantial interest of the stockholder in such business; and (v) any other information required pursuant to the rules and regulations promulgated under the Exchange Act relating to stockholder proposals. A stockholder has a substantial interest in the business if such interest would be reportable pursuant to Item 5 of Schedule 14A promulgated under the Exchange Act, assuming that the stockholder’s business was in fact considered at the Annual Meeting of Stockholders.

OTHER BUSINESS

Management of the Company presently does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, then the persons designated as proxies will vote on such matters in accordance with their best judgment.

EXHIBIT A

COMMUNITY BANCSHARES, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

Title

The title of this Committee shall be the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Community Bancshares, Inc. (the “Company”).

Composition

The Committee shall be composed of a minimum of three directors. The independence and qualifications of the members of the Committee shall at all times satisfy the applicable requirements of: (i) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder; (ii) the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Commission thereunder; (iii) the Federal Deposit Insurance Act (the “FDIA”), as amended, and the rules, regulations and guidelines of the Federal Deposit Insurance Corporation (the “FDIC”) thereunder; and (iv) any exchange (the “Exchange”) on which the Company’s securities are listed (such independence and qualifications requirements are collectively referred to herein as the “Membership Requirements”). In addition, each of the members of the Committee shall at all times be independent and free from any relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and independent of management of the Company and its direct and indirect subsidiaries and subsidiary affiliated entities (together, “Subsidiaries”).

To facilitate compliance with the Membership Requirements, each proposed member of the Committee shall, on an annual basis, complete and submit to the Board an Independence Questionnaire. The Committee, prior to its taking any action during a particular year, shall first ascertain that the Board has (i) carefully reviewed all such Questionnaires, and (ii) affirmatively determined that each of the proposed members of the Committee satisfies the Membership Requirements.

Reporting Structure

The independent auditors shall report to the Committee and shall be ultimately accountable to the Committee. As used herein, the term “independent auditors” shall mean “registered public accounting firm” upon and after the establishment of the Public Company Accounting Oversight Board and the implementing rules of such Board and the Commission. Such firm shall meet all requirements of 12 C.F.R. Part 363.

The Committee shall, in turn, regularly report to the Board, as frequently as may be required or prudent under the Duties and Responsibilities set forth below.

Purposes

The primary purposes of the Committee are to monitor (i) the accounting and financial reporting processes of the Company and its Subsidiaries and the audits of the financial statements of the Company and its Subsidiaries; (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independence and qualifications of the Company’s independent auditors; and (v) the performance of the Company’s internal audit function and its independent auditors (including the resolution of disagreements between management and the independent auditors). The Committee’s function is one of oversight and review, and it is not required to prepare or audit the financial statements, define the scope of the audit, control the Company’s and its Subsidiaries’ accounting policies and practices, or define the standards used in preparing the financial statements, except as required under the Duties and Responsibilities set forth below.

In furtherance of its purposes, the Committee shall:

1.	Provide assistance to the Board in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices of the Company and its Subsidiaries.

2.	Facilitate communications between the Board and the independent auditors.

3.	Oversee the business risk management process that identifies and measures business and financial reporting risks of the Company and its Subsidiaries, and monitor the effectiveness of the control and risk management processes.

4.	Provide the independent auditors a private, confidential audience at any time it is desired or requested, with or without the knowledge of management.

5.	Review with the auditors (internal and external) and the Company’s management, the quality and acceptability of material financial reporting decisions and judgments.

6.	Perform the functions of an audit committee for Community Bank and such other of the Company’s Subsidiaries that are banks, as contemplated by Section 36 of the FDIA.

Duties and Responsibilities

The Committee shall observe and perform the following duties and responsibilities:

1.	The Committee shall have the sole authority, as set forth in Section 10A(m) of the Exchange Act, to appoint, replace, oversee and determine funding for the independent auditor and to determine whether such auditors are independent pursuant to the Sarbanes-Oxley Act, the FDIA, the Exchange Act and the rules and regulations of the Commission thereunder, the Exchange (if applicable) and the FDIC. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The Committee shall, at least annually, obtain and review a report by the independent auditor describing:

(i)	the auditor’s internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and

(iii)	the auditor’s independence, and all relationships between the independent auditor and the Company.

2.	The Committee shall not approve the engagement of the independent auditor for the following services while such auditor is engaged to perform audit services:

(i)	bookkeeping or other services related to the accounting records or financial statements of the Company;

(ii)	financial information systems design and implementation;

(iii)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(iv)	actuarial services;

(v)	internal audit outsourcing services;

(vi)	management functions or human resources;

(vii)	broker or dealer, investment adviser, or investment banking services;

(viii)	legal services and expert services unrelated to the audit; and

(ix)	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

3.	The Committee shall approve, in advance, all auditing services and permitted non-audit services, as set forth in Section 10A(i) of the Exchange Act, (including the fees and terms of such services) to be performed for the Company by its independent auditor. The pre-approval requirement shall be waived for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act.

4.	The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

5.	The Committee shall provide that approval of any non-audit services by the Committee is disclosed pursuant to Section 10A(i)(2) of the Exchange Act in the Company’s periodic reports required by Section 13(a) of the Exchange Act. The Committee shall provide that any disclosures required by Item 9 of Schedule 14A, relating to the payment of fees to the independent auditor and/or pre-approval of services, are properly made.

6.	The Committee shall meet with the independent auditors at least annually to review the scope of the audit for the current year and the audit procedures to be utilized. This review is to include the potential effects of business and financial statement risks on the company’s control systems and quality of financial reporting, and a discussion of the extent to which the financial statements contain all disclosures that could reasonably be deemed “material” within the meaning of applicable requirements. At the conclusion of this meeting, the Committee shall review any comments or recommendations made by the independent auditors.

7.	The Committee shall review and discuss with management and the independent auditor, the Company’s annual audited financial statements prior to the filing with the Commission of the Form 10-K and/or the distribution of the Company’s Annual Report to Stockholders, including, without limitation, the disclosures made in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A Section”).

8.	The Committee shall discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

9.	The Committee shall discuss with the independent auditors a common framework to assess financial reporting quality and facilitate a common vocabulary and understanding about quality among the Committee, management, and the auditors.

10.	The Committee shall review and discuss, at least annually, reports from the independent auditors, including:

(i)	All critical accounting policies and practices to be used;

(ii)	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

11.	The Committee shall discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (addressing the types of information to be disclosed and the types of presentations to be made).

12.	The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives, any off-balance sheet structures on the Company’s financial statements, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements, accounting policies or compliance by the Company with laws and regulations.

13.	The Committee shall work with management and the Board, as appropriate, to ensure that any off-balance sheet transactions or non-GAAP financial information, if any, and the financial statements generally, are accompanied by disclosure that provides investors with a meaningful understanding of the Company’s financial position and the effects of such transactions.

14.	The Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

15.	The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties or problems encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, as well as management’s responses to such situations.

16.	The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and the Form 10-Q relating to any significant deficiencies in the design or operation of internal controls or material weaknesses therein or any fraud involving management or other employees who have a significant role in the Company’s internal controls.

17.	The Committee shall ensure the rotation of each audit engagement team partner, principal or stockholder at least once every five years or as otherwise required by law or regulatory authority. The Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm itself on a regular basis.

18.	The Committee shall establish and recommend to the Board, policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in any audit of the Company.

19.	The Committee shall be advised by the independent auditor if Section 10A(b) of the Exchange Act, concerning the occurrence of illegal acts (whether or not perceived to have a material effect on the Company’s financial statements), is implicated.

20.	The Committee shall, with senior management, develop and submit to the Board for its timely adoption, a Code of Ethics for Financial Professionals. The Committee shall from time to time consider any changes thereto that are required by law, rule or regulation, or that the Committee deems appropriate.

21.

The Committee shall obtain reports from management, the Company’s senior internal auditor and the independent auditor that the Company and its Subsidiaries are in conformity with applicable legal requirements and the Company’s Code Ethics for Financial Professionals. The Committee shall review reports and disclosures of insider and affiliated party transactions, and shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Ethics for Financial Professionals.

22.	The Committee shall review and approve all related-party transactions prior to consummation.

23.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and the protection of any such employee from retaliatory action.

24.	Annually, the Committee shall report to the Board that:

(i)	The Company’s audited financial statements have been reviewed and discussed with the Company’s management and independent auditors, including all communications required by Statement of Accounting Standards No. 61.

(ii)	The Committee has executed its responsibility to oversee the independent auditors. In particular, the Committee shall (a) have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and (b) have engaged in a dialogue with such auditors concerning whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors.

(iii)	The Committee has recommended that the Company’s audited financial statements be included in the Form 10-K.

(iv)	The Committee’s duties and responsibilities have been met for the most recently completed fiscal year.

25.	The Committee shall work with the Company’s management, the Board and/or the Disclosure Committee, as appropriate, to make any disclosures required by Item 7(d)(3) of Schedule 14A.

26.	The Committee shall engage in such review and discussion as it deems appropriate with regard to activities of the Company’s Internal Audit Department and the Compliance Department, bank regulatory examination reports and/or other regulatory reports and filings, the Company’s Code of Ethics for Financial Professionals, and other legal, regulatory or other matters. The Committee shall assist in the development, approval and monitoring of the internal audit functions of the Company and its Subsidiaries.

27.	The Committee shall prepare, review and execute the Report of the Committee for inclusion in the Company’s annual proxy statement, as required by the Commission.

28.	The Committee shall review the Company’s and its Subsidiaries’ compliance with applicable laws, including those banking laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions.

29.	The Committee shall keep apprised of developments in such laws and regulations of the Commission, the Exchange (if applicable), the FDIC and otherwise as may be appropriate to ensure that (i) the Company, the Committee and this Charter remain in compliance with the corporate governance provisions thereof; and (ii) that the Committee is able to perform its duties and responsibilities under this Charter.

30.	If applicable, the Committee shall provide that any “going concern” qualification in an audit opinion be disclosed through the Company’s issuance of a press release.

Limitation of Audit Committee’s Role

The Committee shall have the authority to direct an investigation by the independent auditors into any matter related to the Company’s business and affairs. In addition, the Committee shall have the authority and funding to utilize internal company resources, and to retain such outside legal, accounting and other advisors to obtain such advice and assistance as it deems necessary or appropriate at any time in carrying out its duties and responsibilities under this Charter.

This Charter is not intended to, and shall not, alter the standards of conduct set forth in the Delaware General Corporation Law, as amended (the “DCGL”), the Alabama Business Corporation Act, as amended (the “ABCA”), and the Alabama Banking Code (the “ABC”) for directors, including those directors who serve as Committee members. Members of the Committee shall have the duties and the benefits of all limitations and protections from liabilities provided by the DCGL, the ABCA and the ABC and other applicable laws and regulations with respect to their service on the Committee. Further, nothing herein is intended to or shall limit the responsibilities, duties and liabilities of the independent auditors to the Company, the Board or the Committee.

Meetings

The Committee shall meet on an as needed basis, but not less frequently than quarterly. Meetings shall be called as needed to discuss any significant issues.

The Board shall appoint a member of the Committee to serve as the Committee’s Chairperson. If a Committee Chairperson is not designated or present at a meeting, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

The Committee Chairperson may request any officer or employee of the Company or the independent auditor or outside counsel to attend a Committee meeting or to meet with any members of or consultants to the Committee. It is intended that any management representative present at a meeting of the Committee withdraw for a period at the end of such meeting so as to permit discussion in private with the independent auditors and among Committee members generally.

The Committee shall maintain, as part of the Company’s permanent records, written minutes of the proceedings and actions of the Committee and shall make such reports to the Board as may be requested by the Board or the Chairperson thereof.

The Committee shall periodically meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditors.

Review and Approval

The Committee shall, at least annually, review and reassess this Charter. This Charter shall be approved by the Board on an annual basis.

REVOCABLE PROXY	COMMON STOCK

COMMUNITY BANCSHARES, INC.

PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

THURSDAY, JUNE 24, 2004

The undersigned hereby appoints Messrs. Patrick M. Frawley and William H. Caughran, or either of them, each with full power of substitution, as Proxies, to vote all shares of the Common Stock of Community Bancshares, Inc. (the “Company”) which the undersigned may be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Main Clubhouse at Limestone Springs, 3000 Colonial Drive, Oneonta, Alabama, on Thursday, June 24, 2004, at 10:00 A.M., Central Time, and at any reconvened meetings following any adjournment or postponement thereof (the “Annual Meeting”), as directed below, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Stockholders, both dated May 28, 2004, the receipt of which is hereby acknowledged.

When this proxy is properly executed, all shares of the Company’s Common Stock held by the undersigned will be voted in the manner directed herein by the undersigned stockholder. If no direction is specified, then this proxy will be voted “FOR” all proposals.

1. Election of Directors		FOR all nominees for director listed (except as marked to the contrary below)	WITHHOLD AUTHORITY (to vote all nominees listed)
Class II Directors	Glynn C. Debter John J. Lewis, Jr.	☐	☐
To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.

2. Removal of a Director	FOR	AGAINST	ABSTAIN

To remove Kennon R. Patterson, Sr. as a Class III director of the Company	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

SIGNATURE(S)	DATE	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF COMMUNITY BANCSHARES, INC., AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

SIGNATURE(S)	DATE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.